UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Fangdd Network Group Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
Room 1501, Shangmei Technology Building No. 15 Dachong Road Nanshan District, Shenzhen, 518072 People’s Republic of China +86-755-2699-8968
(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of exchange on which each class is to be registered
Class A ordinary shares, par value US$0.0005625 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which the form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Fangdd Network Group Ltd. (the “Registrant”) is filing this Amendment No. 1 to its registration statement on Form 8-A originally filed with the Securities and Exchange Commission (the “Commission”) on October 23, 2019 (the “Original Form 8-A”), to amend the description of the Registrant’s securities registered in the Original Form 8-A. The Registrant will implement a substitution listing effective on September 30, 2024, whereby the Registrant will list its Class A ordinary shares, par value US$0.0005625 per share, for trading on The Nasdaq Stock Market LLC, in substitution for its previously listed American depositary shares, each representing one Class A ordinary share of the Registrant. The Class A ordinary shares will continue to trade on The Nasdaq Stock Market LLC under the ticker symbol “DUO.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

A description of the Class A ordinary shares is contained in “Description of Share Capital” set forth as Exhibit 99.2 to the Registrant’s current report on Form 6-K furnished to the Commission on September 30, 2024, which is incorporated herein by reference.

Item 2. Exhibits.

No exhibits are required to be filed as the securities being registered on this form (1) are being registered on an exchange on which no other securities of the Registrant are registered, and (2) are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Fangdd Network Group Ltd.

By:	/s/ Xi Zeng
Name:	Xi Zeng
Title:	Chairman of the Board of Directors and Chief Executive Officer

Dated: September 30, 2024

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